EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For More Information,

Please Contact

John Heyman – Chief Executive Officer (770) 576-6705

Mark Haidet – Chief Financial Officer (770)-576-6404

Melissa Coley - Investor Relations (770) 576-6577

Radiant Systems, Inc. Reports Results for the Fourth Quarter and Year Ended December 31, 2003

Company strengthens strategic position with disposition of unprofitable operating unit and acquisition of Aloha Technologies, Inc.

ATLANTA—(BUSINESS WIRE)—February 25, 2004—Radiant Systems, Inc. (NASDAQ: RADS - News), a leading provider of systems for managing site operations of retail and hospitality businesses, today announced financial results for the fourth quarter and year ended December 31, 2003.

Summary financial results for the fourth quarter are as follows:

•	Total revenues for the fourth quarter ended December 31, 2003 were $26.7 million, a decrease of 35% over revenues of $41.2 million for the same period in 2002.

•	Net loss for the fourth quarter ended December 31, 2003, was $5.4 million, or $.19 per diluted share, a decrease of $7.3 million, or $.26 per diluted share, compared to net income of $1.9 million, or $0.07 per diluted share, for the same period in 2002.

•	Adjusted net loss for the fourth quarter ended December 31, 2003, which excludes asset impairment charges, was $4.5 million, or $.16 per diluted share, a decrease of $6.4 million, or $.23 per diluted share, compared to net income of $1.9 million, or $0.07 per diluted share, for the same period in 2002.

•	The Store Systems business unit contributed revenue of approximately $22.2 million and an adjusted operating loss of approximately $800,000 compared to revenue of $23.4 million and adjusted operating loss of $300,000 for the period ended September 30, 2003.

During the quarter, the Company wrote-off approximately $535,000 of capitalized software as an expense to cost of goods sold and $420,000 of lease obligations as an operating expense. In addition, the Company took a charge of $1.2 million to fully reserve it’s deferred tax assets due to the losses incurred over the past twelve months and uncertainty of the Company’s ability to fully utilize tax benefits in the future.

For the year ended December 31, 2003, total revenues were $111.8 million with a net loss of $47.7 million, or $1.71 per diluted share. The Company had an adjusted net loss of $12.2 million or $.44 per diluted share. For the year ended December 31, 2002, the Company reported revenues of $146.2 million with a net income of $6.5 million, or $.23 per diluted share.

The Company provides adjusted net (loss)/income and adjusted net (loss)/income per share in this press release as additional information of the Company’s operating results. The measures are not in accordance with, or an alternative for, generally accepted accounting practices (“GAAP”) and may be different from net income and per share measures used by other companies. Net (loss)/income has been adjusted to exclude the effects of the impairment of certain intangible assets. The Company believes that this presentation of adjusted net (loss)/income and adjusted net (loss)/income per share provides useful information to investors regarding certain additional financial and business trends relating to the Company’s financial condition and results of operations.

John Heyman, the Company’s chief executive officer commented, “We are optimistic that we will deliver significantly improved operating results in 2004. We have divested our Enterprise business unit, which had a material negative impact on our operating profits, cash and strategic focus. Additionally, our acquisition of Aloha Technologies, which we completed in January of 2004, immediately strengthens our stable of products to sell across our industries, creates an exceptionally strong channel to provide the market reach we require and enhances our management team to better serve our customers and shareholders. We anticipate these actions, combined with improving market activity and the operational successes we had throughout 2003, will translate into much better financial results this year.”

Business highlights for the fourth quarter of 2003 include:

•	Expansion into new countries with multi-national operators

•	Delivered significant credit card marketing and loyalty functionality to a major oil company in Southeast Asia.

•	Installed 300th Kroger grocery fueling site

•	Installed 600th Circle K convenience store location

•	Rolled out gift card functionality to 300 Holiday Station Store locations

•	Completed the first chain-wide rollout of the Company’s advanced concession solution at a top exhibitor

•	Piloted the Outdoor Kiosk and Concessions at Kiosk products which will be released in the first quarter

•	Implemented new pilots of our customer self service product

•	Released the P1550 point-of-sale hardware terminal

•	Continued the rollout AFC Restaurants with 200 live sites

•	Implemented new brand marketing programs for food service operators

Mark Haidet, the Company’s chief financial officer commented, “The decline in the overall financial results for the quarter is primarily attributable to operational losses in the Enterprise segment as well as the impact of the business transition we have managed through. We continue to stay disciplined with our cost structure and have maintained a strong balance sheet to support our growth. Our working capital has remained strong with $33.8 million in cash at the end of the fourth quarter and we have maintained solid Days Sales Outstanding (“DSO’s”) of 64 days for the quarter.”

For 2004 the Company expects revenue in the range of $120 million to $130 million with earnings per share in the range of $.17 to $.26 excluding amortization of acquisition related intangibles and discontinued operations. These estimates are on a pro-forma basis, excluding the operations of the Enterprise segment and including the operations of Aloha Technologies.

Mr. Haidet added, “We believe that the 2004 results will show marked improvement over 2003 as our core business strategy continues to evolve. While our corporate development activities have resulted in some short-term market impact, these transactions are now complete and have been well received by our markets. Thus, we anticipate increased business activity as the year progresses. Given this and normal cyclical spending patterns, we expect to have near breakeven profits in the first quarter with positive cash generation from operations and for earnings to pick up consistently throughout the remainder of the year.”

On January 14, 2004, Radiant announced that it completed the acquisition of Aloha Technologies, a leading provider of point-of-sale systems for the hospitality industry, and certain affiliated entities of Aloha. The consideration paid to Aloha consisted of $11 million in cash, a five-year note in the principal amount of $19 million (subject to a post-closing adjustment), a one-year note in the principal amount of $1.7 million, 2,353,846 shares of restricted Radiant common stock and the assumption of Aloha’s accounts payable, contractual obligations and certain other liabilities. On January 31, 2004, Radiant announced the completion of the divestiture of its enterprise software business, now known as BlueCube Software, to Erez Goren, the Company’s former Co-Chairman of the Board and Co-Chief Executive Officer. Pursuant to the terms of the transaction, Radiant contributed specified assets and liabilities of the enterprise software business, together with approximately $4.0 million in cash, to the newly formed subsidiary, and then transferred all of the shares of the new company to Erez Goren in exchange for the redemption of 2.0 million shares of common stock of the Company held by Mr. Goren. The shares redeemed represented approximately 7.0% of the Company’s outstanding shares.

Radiant will hold its fourth quarter 2003 conference call today at approximately 5 p.m. eastern daylight time. This call is being webcast and can be accessed at Radiant Systems’ web site at http://ir.ccbn.com/ir.zhtml?t=rads&s=2100. The call will also be available via telephone at 1-888-334-7880, reference reservation # T480955R.

Founded in 1985, Radiant Systems, Inc. builds and delivers solutions for managing site operations of retail and hospitality businesses. Providing enterprise-wide visibility, Radiant’s back-office and point-of-sale technology enables businesses to deliver exceptional customer service while improving profitability. Headquartered in Atlanta, Radiant (www.radiantsystems.com) has deployed its solutions in more than 55,000 sites worldwide.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations, including the Company’s projected revenues and earnings per share guidance; (iii) the Company’s growth strategy and operating strategy; (iv) the Company’s new or future product offerings, and (v) the declaration and payment of dividends. The words “may,” “would,” “could,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” “plans,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are the Company’s reliance on a small number of clients for a larger portion of its revenues, fluctuations in its quarterly results, its ability to continue and manage its growth, liquidity and other capital resources issues, competition and the other factors discussed in detail in the Company’s filings with the Securities and Exchange Commission.

RADIANT SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)

	December 31, 2003	December 31, 2002

ASSETS

Current assets
Cash and cash equivalents	$33,774	43,382
Accounts receivable, net	18,614	31,167
Inventories	13,098	13,542
Other short-term assets	4,688	4,122

Total current assets	70,174	92,213

Property and equipment, net	11,229	11,948
Software development costs, net	2,844	16,969
Intangibles and other long-term assets	8,457	24,126

	$92,704	145,256

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$12,864	15,012
Customer deposits and unearned revenue	12,257	10,509
Current portion of long-term debt	524	491

Total current liabilities	25,645	26,012

Client deposits and deferred revenues, net of current portion	—	2,994
Long-term deferred tax liability	—	880
Long-term debt, less current portion	136	660

Total liabilities	25,781	30,546

Shareholders’ equity
Common stock, no par value; 100,000,000 shares authorized; 28,046,689 and 27,511,793 shares issued and outstanding	—	—
Additional paid-in capital	116,481	116,752
Accumulated other comprehensive income	217	1
Accumulated deficit	(49,775)	(2,043)

Total shareholders’ equity	66,923	114,710

	$92,704	145,256

RADIANT SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(Unaudited)

	For the three months ended		For the year ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Revenues:
System sales	$10,728	$25,127	$47,320	$81,432
Client support, maintenance and other services	15,945	16,088	64,449	64,725

Total revenues	26,673	41,215	111,769	146,157

Cost of revenues:
System sales	6,716	14,266	28,785	43,348
Impairment of capitalized software costs and acquired software technology	535	—	17,626	—
Client support, maintenance and other services	10,375	10,787	43,906	39,000

Total cost of revenues	17,626	25,053	90,317	82,348

Gross profit	9,047	16,162	21,452	63,809

Operating Expenses:
Product development	4,206	3,364	15,714	14,470
Sales and marketing	4,063	5,392	16,708	21,141
Depreciation and amortization	1,068	1,162	4,319	4,997
Non-recurring charges	418	—	17,940	—
General and administrative	3,401	3,398	13,377	12,791

Income (loss) from operations	(4,109)	2,846	(46,606)	10,410

Other income	107	—	232	—
Interest income, net	70	209	373	754

Income (loss) before income taxes	(3,932)	3,055	(46,001)	11,164

Income tax provision	1,478	1,122	1,730	4,623

Net income (loss)	$(5,410)	$1,933	$(47,731)	6,541

Basic and diluted income (loss) per share:
Basic income (loss) per share	$(0.19)	$0.07	$(1.71)	$0.24

Diluted income (loss) per share	$(0.19)	$0.07	$(1.71)	$0.23

Weighted average shares outstanding:
Basic	27,760	27,989	27,835	27,753

Diluted	27,760	29,143	27,835	28,995

Reconciliation of Adjusted Net (Loss) Income:

Net (loss) income	$(5,410)	$1,933	$(47,731)	$6,541
Impairment of capitalized software costs	535	—	16,723	—
Impairment of acquired software technology	—	—	903	—
Impairment of TriYumf asset	—	—	10,589	—
Impairment of goodwill	—	—	6,172	—
Lease termination and severance costs	418	—	1,179	—

Adjusted net (loss) income	$(4,457)	$1,933	$(12,165)	$6,541

Adjusted net (loss) income per diluted share	$(0.16)	$0.07	$(0.44)	$0.23

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